Filed pursuant to Rule 424(b)(3)

File No. 333-162033

TEUCRIUM CORN FUND

_________________________________________

Supplement dated January 24, 2013

to

Prospectus dated May 1, 2012

___________________________________________________

This supplement amends, supplements, modifies, and/or provides information in addition to that contained in the Prospectus of the Teucrium Corn Fund dated May 1, 2012 as supplemented June 6, 2012. It should be read in its entirety and kept together with your Prospectus for future reference.

Risk Disclosure Statement

Please insert the following three paragraphs at the end of the Commodity Futures Trading Commission Risk Disclosure Statement immediately following the cover page:

SWAPS TRANSACTIONS, LIKE OTHER FINANCIAL TRANSACTIONS, INVOLVE A VARIETY OF SIGNIFICANT RISKS. THE SPECIFIC RISKS PRESENTED BY A PARTICULAR SWAP TRANSACTION NECESSARILY DEPEND UPON THE TERMS OF THE TRANSACTION AND YOUR CIRCUMSTANCES. IN GENERAL, HOWEVER, ALL SWAPS TRANSACTIONS INVOLVE SOME COMBINATION OF MARKET RISK, CREDIT RISK, COUNTERPARTY CREDIT RISK, FUNDING RISK, LIQUIDITY RISK, AND OPERATIONAL RISK.

HIGHLY CUSTOMIZED SWAPS TRANSACTIONS IN PARTICULAR MAY INCREASE LIQUIDITY RISK, WHICH MAY RESULT IN A SUSPENSION OF REDEMPTIONS. HIGHLY LEVERAGED TRANSACTIONS MAY EXPERIENCE SUBSTANTIAL GAINS OR LOSSES IN VALUE AS A RESULT OF RELATIVELY SMALL CHANGES IN THE VALUE OR LEVEL OF AN UNDERLYING OR RELATED MARKET FACTOR.

IN EVALUATING THE RISKS AND CONTRACTUAL OBLIGATIONS ASSOCIATED WITH A PARTICULAR SWAP TRANSACTION, IT IS IMPORTANT TO CONSIDER THAT A SWAP TRANSACTION MAY BE MODIFIED OR TERMINATED ONLY BY MUTUAL CONSENT OF THE ORIGINAL PARTIES AND SUBJECT TO AGREEMENT ON INDIVIDUALLY NEGOTIATED TERMS. THEREFORE, IT MAY NOT BE POSSIBLE FOR THE COMMODITY POOL OPERA TOR TO MODIFY, TERMINATE, OR OFFSET THE POOL'S OBLIGATIONS OR THE POOL'S EXPOSURE TO THE RISKS ASSOCIATED WITH A TRANSACTION PRIOR TO ITS SCHEDULED TERMINATION DATE.

Breakeven Analysis

The breakeven analysis table and related footnotes commencing on page 7 of the Prospectus are hereby deleted and replaced, in their entirety, with the following:

Breakeven Analysis

The breakeven analysis below indicates the approximate dollar returns and percentage returns required for the redemption value of the selling price per Share, assuming a selling price of $47.79 (the NAV per Share as of November 30, 2012), to equal the amount invested twelve months after the investment was made. This breakeven analysis refers to the redemption of baskets by Authorized Purchasers and is not related to any gains an individual investor would have to achieve in order to break even. The breakeven analysis is an approximation only.

Assumed selling price per Share	$47.79
Sponsor’s Fee (1.00%)(1)	$0.48
Creation Basket Fee(2)	$0.01
Estimated Brokerage Fees (0.04%)(3)	$0.00
Other Fund Fees and Expenses(4)	$0.46
Interest Income (0.07%)(5)	$(0.02)
Amount of trading income (loss) required for the redemption value at the end of one year to equal the selling price of the Share	$0.93
Percentage of selling price per share	1.95%

(1)      The Fund is obligated to pay the Sponsor a management fee at the annual rate of 1.00% of the Fund’s average daily net assets, payable monthly.

(2)      Authorized Purchasers are required to pay a Creation Basket fee of $250 for one basket, with a maximum of $500 per order. An order must be at least one basket, which is 25,000 Shares. This breakeven analysis assumes a hypothetical investment in a single Share so the Creation Basket fee is $.01 (250/25,000).

(3)      This amount is based on the actual brokerage fees for the Fund calculated on an annualized basis.

(4)      Other Fund Fees and Expenses include legal, printing, accounting, custodial, administration, bookkeeping, transfer agency and Distributor costs. The per-share cost of these fixed or estimated fees has been calculated assuming that the Fund has $45.4 million in assets, which was the approximate amount of assets as of November 30, 2012.

(5)      The Fund earns interest on funds it deposits with the futures commission merchant and the Custodian and it estimates that the interest rate will be 0.07% based on the interest rate on three-month Treasury Bills currently realized by the Fund. The actual rate may vary.

Regulatory Developments Regarding CFTC Position Limits

Under the heading entitled “Principal Investment Risks of an Investment in the Fund,” the second bullet point on page 7 of the Prospectus as well as the fourth paragraph on page 17 of the Prospectus under the risk description entitled “Regulation of the commodity interests and commodity markets is extensive and constantly changing; future regulatory developments are impossible to predict but may significantly and adversely affect the Fund” are hereby deleted and replaced, in their entirety, with the following:

The Dodd-Frank Act which was enacted in response to the economic crisis of 2008 and 2009, significantly alters the regulatory regime to which the securities and commodities markets are subject. In particular, the Dodd-Frank Act alters the regulation of commodity interests. Provisions of the new law include the requirement that position limits be established on a wide range of commodity interests, including energy-based, metal and agricultural commodity futures contracts, options on such futures contracts and cleared and uncleared swaps that are economically equivalent to such futures contracts and options (“Reference Contracts”); new registration and recordkeeping requirements for swap market participants; capital and margin requirements for “swap dealers” and “major swap participants,” as determined by the new law and applicable regulations; and the mandatory use of clearinghouse mechanisms for sufficiently standardized swap transactions that are currently entered into in the over-the-counter market. In late 2011, the CFTC adopted rules that impose new position limits on Reference Contracts involving 28 energy, metals and agricultural commodities (the “Position Limit Rules”). The Position Limit Rules were scheduled to become effective on October 12, 2012. However, on September 28, 2012, the United States District Court for the District of Columbia vacated these regulations on the basis of ambiguities in the provisions of the Commodity Exchange Act (as modified by the Dodd-Frank Act) upon which the regulations were based. In its September 28th decision, the court remanded the Position Limit Rules to the CFTC with instructions to use its expertise and experience to resolve the ambiguities in the statute. On November 15, 2012, the CFTC indicated that it will move forward with an appeal of the District Court’s decision to vacate the Position Limit Rules. At this time, it is not possible to predict how the CFTC’s appeal could affect the Fund, but it may be substantial and adverse. Furthermore, until such time as the appeal is resolved or, if applicable revisions to the Position Limit Rules are proposed and adopted, the regulatory architecture in effect prior to the enactment of the Position Limit Rules will govern transactions in commodities and related derivatives. Under that system, the CFTC enforces federal limits on speculation in agricultural products (e.g., corn, wheat and soy), while futures exchanges enforce accountability levels for agricultural and certain energy products (e.g., oil and gas). As a result, the Fund may be limited with respect to the size of its investments in any commodities subject to these limits. Finally, subject to certain narrow exceptions, the vacated Position Limit Rules would have required the aggregation, for purposes of the position limits, of all positions in the 28 Reference Contracts held by a single entity and its affiliates, regardless of whether such positions existed on U.S. futures exchanges, non-U.S. futures exchanges, in cleared swaps or in over-the-counter swaps. The CFTC is presently considering new aggregation rules, under a rulemaking proposal that is distinct from the Position Limit Rules. At this time, it is unclear how any modified aggregation rules may affect the Fund, but it may be substantial and adverse. By way of example, the aggregation rules in combination with any potential revised Position Limit Rules may negatively impact the ability of the Fund to meet its investment objectives through limits that may inhibit the Sponsor’s ability to sell additional Creation Baskets of the Fund.

The CFTC, along with the SEC and other federal regulators, has been tasked with developing the rules and regulations enacting the provisions noted above. To date, the CFTC has issued proposed versions of all of the rules it is required to promulgate under the Dodd-Frank Act, but it continues to issue proposed versions of additional rules that it has authority to promulgate. In addition, the CFTC has begun to issue final rules under the Dodd-Frank Act, including rules relating to recordkeeping and reporting of swap transactions, mandatory clearing of certain classes of credit default swaps and interest rate swaps, as well as the definition of key terms such as “swap” and “swap dealer.” Final rules are likely to continue to be adopted into 2013.

The effect of future regulatory change on the Funds, and the exact timing of such changes, is impossible to predict but it may be substantial and adverse. Specifically, the new law, the rules that have been promulgated thereunder, and the rules that are expected to be promulgated may negatively impact the ability of the Funds to meet their investment objectives, either through position limits or requirements imposed on them and/or on their counterparties. In particular, new position limits imposed on the Funds or any counterparties may impact the ability of the Funds to invest in a manner that most efficiently meets its investment objective. New requirements, including capital imposed on the counterparties of the Funds and the mandatory clearing and margining of swaps, may increase the cost of the Fund’s investments and doing business.

Management of the Sponsor

The section entitled “Management of the Sponsor” on pages 31- 33 of the Prospectus is hereby deleted and replaced, in its entirety, with the following:

Management of the Sponsor

In general, under the Sponsor’s Amended and Restated Limited Liability Company Operating Agreement, as amended from time to time, the Sponsor (and as a result the Trust and the Fund) is managed by the officers of the Sponsor.  The Chief Executive Officer of the Sponsor is responsible for the overall strategic direction of the Sponsor and will have general control of its business. The Chief Investment Officer and President of the Sponsor is primarily responsible for new investment product development with respect to the Fund and each of the Teucrium Funds. The Chief Operating Officer has assumed primary responsibility for trade operations, trade execution, and portfolio activities with respect to the Fund. The Chief Financial Officer, Chief Accounting Officer and Chief Compliance Officer acts as the Sponsor’s principal financial and accounting officer, which position includes the functions previously performed by the Treasurer of the Sponsor, and administers the Sponsor’s regulatory compliance programs. Furthermore, certain fundamental actions regarding the Sponsor, such as the removal of officers, the addition or substitution of members, or the incurrence of liabilities other than those incurred in the ordinary course of business and de minimis liabilities, may not be taken without the affirmative vote of a majority of the Class A members (which is generally defined as the affirmative vote of Mr. Gilbertie and one of the other two Class A members).  The Sponsor has no board of directors, and the Trust has no board of directors or officers. The three Class A members of the Sponsor are Sal Gilbertie, Dale Riker and Carl N. Miller III.

The Officers of the Sponsor, two of whom are also Class A members of the Sponsor, are the following:

Sal Gilbertie has been the President of the Sponsor since its inception and its Chief Investment Officer since September 2011, was approved by the NFA as a principal of the Sponsor on September 23, 2009, and was registered as an associated person of the Sponsor on November 10, 2009. He maintains his main business office at 653A Garcia, Santa Fe, New Mexico 87505.  Effective July 16, 2012, Mr. Gilbertie was registered with the NFA as the Branch Manager for this location. From October 2005 until December 2009, Mr. Gilbertie was employed by Newedge USA, LLC, a futures commission merchant and broker-dealer registered with the CFTC and the SEC (whose business is described in greater detail below under “The Service Providers”), where he headed the Renewable Fuels/Energy Derivatives OTC Execution Desk and was an active futures contract and over-the-counter derivatives trader and market maker in multiple classes of commodities.  (Between January 2008 and October 2008, he also held a comparable position with Newedge Financial, Inc., a futures commission merchant and an affiliate of Newedge USA, LLC.)  From October 1998 until October 2005, Mr. Gilbertie was principal and co-founder of Cambial Asset Management, LLC, an adviser to two private funds that focused on equity options, and Cambial Financing Dynamics, a private boutique investment bank.  While at Cambial Asset Management, LLC and Cambial Financing Dynamics, Mr. Gilbertie served as principal and managed the day-to-day activities of the business and the portfolio of both companies.  Mr. Gilbertie is 52 years old.

Dale Riker has been the Secretary of the Sponsor since January 2010, and its Chief Executive Officer since September 2011, was approved by the NFA as a principal of the Sponsor on October 29, 2009, and was registered as an associated person of the Sponsor on February 17, 2010.  He maintains his main business office at 232 Hidden Lake Road, Brattleboro, Vermont 05301 and is responsible for the overall strategic direction of the Sponsor and has general control of its business.  Mr. Riker was Treasurer of the Sponsor from its inception until September 2011.  From February 2005 to the present, Mr. Riker has been President of Cambial Emerging Markets LLC, a consulting company specializing in emerging market equity investment.  As President of Cambial Emerging Markets LLC, Mr. Riker had responsibility for business strategy, planning and operations.  From July 1996 to February 2005, Mr. Riker was a private investor.  Mr. Riker is married to the Chief Financial Officer, Chief Accounting Officer and Chief Compliance Officer of the Sponsor, Barbara Riker. Mr. Riker is 54 years old.

Barbara Riker began working for the Sponsor in July 2010 providing accounting and compliance support. She has been the Chief Financial Officer, Chief Accounting Officer and Chief Compliance Officer for Teucrium since September 2011, was approved by the NFA as a principal of the Sponsor on October 19, 2011, and has a background in finance, accounting, investor relations, corporate communications and operations.  She maintains her main business office at 232 Hidden Lake Road, Brattleboro, Vermont 05301.  From September 1980 to February 1993, Ms. Riker worked in various financial capacities for Pacific Telesis Group, the California-based Regional Bell Operating Company, and its predecessors.  In February 1993, with the spin-off of AirTouch Communications from Pacific Telesis Group, Ms. Riker was selected to lead the Investor Relations team for the global mobile phone operator.  In her capacity as Executive Director – Investor Relations and Corporate Communications from February 1993 to June 1995, AirTouch completed its initial public offering and was launched as an independent publicly-traded company. In June 1995, she was named Chief Financial Officer of AirTouch International and, in addition to her other duties, served on the board of several of the firm’s joint ventures, both private and public, across Europe.  In June 1997, Ms. Riker moved into an operations capacity as the District General Manager for AirTouch Paging’s San Francisco operations.  In February 1998 she was named Vice President and General Manager of AirTouch Cellular for Arizona and New Mexico.  Ms. Riker retired in July 1999, coincident with the purchase of AirTouch by Vodafone PLC and remained retired until she began working for the Sponsor.  Ms. Riker graduated with a Bachelor of Science in Business Administration from Cal State – East Bay in 1980.   Ms. Riker is married to the Chief Executive Officer of the Sponsor, Dale Riker. Ms. Riker is 54 years old.

Steve Kahler, Chief Operating Officer, began working for the Sponsor in November 2011 as Managing Director in the trading division. He became the Chief Operating Officer on May 24, 2012 and has primary responsibility for the Trade Operations for the Funds. He maintains his main business office at 13520 Excelsior Blvd., Minnetonka, MN 55345. Mr. Kahler was registered as an Associated Person of the Sponsor on November 25, 2011, approved as a Branch Manager of the Sponsor on March 16, 2012 and approved by the NFA as a Principal of the Sponsor on May 16, 2012. Prior to his employment with the Sponsor, Mr. Kahler worked for Cargill Inc., an international producer and marketer of food, agricultural, financial and industrial products and services, from April 2006 until November 2011 in the Energy Division as Senior Petroleum Trader. In October 2006 and while employed at Cargill Inc., Mr. Kahler was approved as an NFA member registered Associated Person under Cargill Commodity Services Inc., a commodity trading affiliate of Cargill Inc. from September 13, 2006 to November 9, 2011. Mr. Kahler graduated from the University of Minnesota with a Bachelors of Agricultural Business Administration in 1992 and is 45 years old.

The third Class-A member of the Sponsor is the following:

Carl N. (Chuck) Miller III was approved by the NFA as a principal of the Sponsor on November 10, 2009 and was registered as an associated person of the Sponsor on April 19, 2010.  He maintains his main business office at 653A Garcia, Santa Fe, New Mexico 87505.  Mr. Miller has certain voting authority as a Class A member of the Sponsor as described above, but is not involved with the Sponsor’s day-to-day trading or operations.

Mr. Kahler and Mr. Gilbertie are primarily responsible for making trading and investment decisions for the Fund and other Teucrium Funds, and for directing Fund and other Teucrium Fund trades for execution.

Messrs. Gilbertie, Riker, Kahler and Miller and Ms. Riker are individual “principals,” as that term is defined in CFTC Rule 3.1, of the Sponsor. These individuals are principals due to their positions and/or due to their ownership interests in the Sponsor. Beneficial ownership interests of the principals, if any, are shown under the section entitled “Security Ownership of Principal Shareholders and Management” below and any of the principals may acquire beneficial interests in the Fund in the future. In addition, each of the three Class A members of the Sponsor are registered with the CFTC as associated persons of the Sponsor and are NFA associate members. GFI Group LLC is a principal for the Sponsor under CFTC Rules due to its ownership of certain non-voting securities of the Sponsor.

 Prior Performance of the Sponsor and Affiliates

The performance data for the Fund and the Teucrium Funds on pages 34-42 of the Prospectus is hereby deleted and replaced, in its entirety, with the following:

Prior Performance of the Sponsor and Affiliates

THIS POOL OPERATOR AND ITS TRADING PRINCIPALS HAVE LIMITED EXPERIENCE OPERATING ANY OTHER POOLS OR TRADING ANY OTHER ACCOUNTS.

The Sponsor and its trading principals have limited experience operating commodity pools.  Although the Sponsor currently operates seven commodity pools, the Teucrium Funds, none of the Teucrium Funds began operating prior to 2010.

PERFORMANCE DATA FOR THE FUND

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

The Teucrium Corn Fund commenced trading and investment operations on June 9, 2010.  The Teucrium Corn Fund is listed on NYSE Arca and is neither: (i) a privately offered pool pursuant to Section 4(2) of the Securities Act of 1933, as amended; (ii) a multi-advisor pool as defined in CFTC Regulation 4.10(d)(2); or (iii) a principal-protected pool as defined in CFTC Regulation 4.10(d)(3).

Units of beneficial interest issued (from inception until November 30, 2012)	4,525,004
Aggregate gross sale price for units issued	$184,191,470
NAV per share as of November 30, 2012	$47.79
Pool NAV as of November 30, 2012	$45,405,379
Worst monthly percentage draw-down*	(19.91) September 2011%
Worst peak-to-valley draw-down**	(27.42) August 2011 – May 2012%

* A draw-down is a loss experienced by the fund over a specified period.  Draw-downs are measured on the basis of monthly returns only and do not reflect intra-month figures.  The worst monthly percentage draw-down reflects the largest single month loss sustained since inception of investment operations.

** The worst peak-to-valley draw-down is the largest percentage decline in the NAV per unit over the history of the fund.  This need not be a continuous decline, but can be a series of positive and negative returns. Worst peak-to-valley draw-down represents the greatest percentage decline from any month-end NAV per unit that occurs without such month-end NAV per unit being equaled or exceeded as of a subsequent month-end.  For example, if the NAV per unit declined by $1 in each of January and February, increased by $1 in March and declined again by $2 in April, a “peak-to-valley drawdown” analysis conducted as of the end of April would consider that “drawdown” to be continuing and to be $3 in amount, whereas if the NAV per unit had increased by $2 in March, the drawdown would have ended as of the end of February at the $2 level.

	Rates of Return*
Month	2010		2011	2012
January			5.07%	(2.48)%
February			6.51%	0.76%
March			1.26%	(4.90)%
April			4.36%	(0.84)%
May			(1.97)%	(6.41)%
June	3.56	%**	(10.80)%	15.60%
July	7.38%		11.31%	21.06%
August	5.54%		11.39%	0.14%
September	10.74%		(19.91)%	(4.99)%
October	15.14%		7.90%	(0.43)%
November	(8.23)%		(8.46)%	(0.83)%
December	13.78%		5.81%
Annual Rate of Return	56.24	%***	7.32%	14.00	%***

* The monthly rate of return is calculated by dividing the ending NAV for a given month by the ending NAV for the previous month, subtracting 1 and multiplying this number by 100 to arrive at a percentage increase or decrease.

** Partial from June 9, 2010.

*** Not annualized.

PERFORMANCE DATA FOR TEUCRIUM WTI CRUDE OIL FUND

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

The Teucrium WTI Crude Oil Fund commenced trading and investment operations on February 23, 2011. The Teucrium WTI Crude Oil Fund is listed on NYSE Arca and is neither: (i) a privately offered pool pursuant to Section 4(2) of the Securities Act of 1933, as amended; (ii) a multi-advisor pool as defined in CFTC Regulation 4.10(d)(2); or (iii) a principal-protected pool as defined in CFTC Regulation 4.10(d)(3).

Units of beneficial interest issued (from inception until November 30, 2012)	125,002
Aggregate gross sale price for units issued	$6,077,199
NAV per share as of November 30, 2012	$39.22
Pool NAV as of November 30, 2012	$1,961,550
Worst monthly percentage draw-down*	(16.00) May 2012%
Worst peak-to-valley draw-down**	(31.97) April 2011 – October 2012%

*  A draw-down is a loss experienced by the fund over a specified period.  Draw-downs are measured on the basis of monthly returns only and do not reflect intra-month figures.  The worst monthly percentage draw-down reflects the largest single month loss sustained since inception of investment operations.

** The worst peak-to-valley draw-down is the largest percentage decline in the NAV per unit over the history of the fund.  This need not be a continuous decline, but can be a series of positive and negative returns. Worst peak-to-valley draw-down represents the greatest percentage decline from any month-end NAV per unit that occurs without such month-end NAV per unit being equaled or exceeded as of a subsequent month-end.  For example, if the NAV per unit declined by $1 in each of January and February, increased by $1 in March and declined again by $2 in April, a “peak-to-valley drawdown” analysis conducted as of the end of April would consider that “drawdown” to be continuing and to be $3 in amount, whereas if the NAV per unit had increased by $2 in March, the drawdown would have ended as of the end of February at the $2 level.

	Rates of Return*
Month	2010	2011		2012
January				1.19%
February		1.00	%**	6.51%
March		5.68%		(3.09)%
April		5.25%		(0.00)%
May		(8.33)%		(16.00)%
June		(5.90)%		(1.10)%
July		(1.05)%		1.37%
August		(9.20)%		7.60%
September		(11.85)%		(4.14)%
October		11.86%		(5.26)%
November		4.66%		2.64%
December		(1.05)%
Annual Rate of Return		(11.10)	%***	(11.77)	%***

* The monthly rate of return is calculated by dividing the ending NAV for a given month by the ending NAV for the previous month, subtracting 1 and multiplying this number by 100 to arrive at a percentage increase or decrease.

** Partial from February 23, 2011.

*** Not annualized.

There are significant differences between the Fund and the Teucrium WTI Crude Oil Fund. Most significantly, the Fund and the Teucrium WTI Crude Oil Fund invest primarily in interests in different commodities, the prices of which will not move exactly in tandem. Past performance is not necessarily indicative of future results.

PERFORMANCE DATA FOR TEUCRIUM NATURAL GAS FUND

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

The Teucrium Natural Gas Fund commenced trading and investment operations on February 1, 2011. The Teucrium Natural Gas Fund is listed on NYSE Arca and is neither: (i) a privately offered pool pursuant to Section 4(2) of the Securities Act of 1933, as amended; (ii) a multi-advisor pool as defined in CFTC Regulation 4.10(d)(2); or (iii) a principal-protected pool as defined in CFTC Regulation 4.10(d)(3).

Units of beneficial interest issued (from inception until November 30, 2012)	500,004
Aggregate gross sale price for units issued	$8,737,593
NAV per share as of November 30, 2012	$12.08
Pool NAV as of November 30, 2012	$4,832,877
Worst monthly percentage draw-down*	(14.69) November 2011%
Worst peak-to-valley draw-down**	(55.92) February 1, 2011 (Inception) – March 2012%

* A draw-down is a loss experienced by the fund over a specified period.  Draw-downs are measured on the basis of monthly returns only and do not reflect intra-month figures.  The worst monthly percentage draw-down reflects the largest single month loss sustained since inception of investment operations.

** The worst peak-to-valley draw-down is the largest percentage decline in the NAV per unit over the history of the fund.  This need not be a continuous decline, but can be a series of positive and negative returns. Worst peak-to-valley draw-down represents the greatest percentage decline from any month-end NAV per unit that occurs without such month-end NAV per unit being equaled or exceeded as of a subsequent month-end.  For example, if the NAV per unit declined by $1 in each of January and February, increased by $1 in March and declined again by $2 in April, a “peak-to-valley drawdown” analysis conducted as of the end of April would consider that “drawdown” to be continuing and to be $3 in amount, whereas if the NAV per unit had increased by $2 in March, the drawdown would have ended as of the end of February at the $2 level.

	Rates of Return*
Month	2010	2011	2012
January			(12.53)%
February		(7.08)%	(0.08)%
March		3.49%	(8.70)%
April		1.91%	0.45%
May		(3.22)%	(0.18)%
June		(7.68)%	7.06%
July		(7.22)%	7.61%
August		(2.17)%	(10.68)%
September		(8.35)%	10.73%
October		3.51%	1.27%
November		(14.69)%	(5.25)%
December		(14.12)%
Annual Rate of Return		(44.76) %**	(12.53) %**

* The monthly rate of return is calculated by dividing the ending NAV for a given month by the ending NAV for the previous month, subtracting 1 and multiplying this number by 100 to arrive at a percentage increase or decrease.

** Not annualized.

There are significant differences between the Fund and the Teucrium Natural Gas Fund. Most significantly, the Fund and the Teucrium Natural Gas Fund invest primarily in interests in different commodities, the prices of which will not move exactly in tandem. Past performance is not necessarily indicative of future results.

PERFORMANCE DATA FOR THE TEUCRIUM SUGAR FUND

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

The Teucrium Sugar Fund commenced trading and investment operations on September 19, 2011. The Fund is listed on NYSE Arca and is neither: (i) a privately offered pool pursuant to Section 4(2) of the Securities Act of 1933, as amended; (ii) a multi-advisor pool as defined in CFTC Regulation 4.10(d)(2); or (iii) a principal-protected pool as defined in CFTC Regulation 4.10(d)(3).

Units of beneficial interest issued (from inception until November 30, 2012)	350,004
Aggregate gross sale price for units issued	$7,824,567
NAV per share as of November 30, 2012	$17.56
Pool NAV as of November 30, 2012	$1,395,753
Worst monthly percentage draw-down*	(11.06) April 2012%
Worst peak-to-valley draw-down**	(29.96) September 19, 2011 (Inception) - October 2012%

* A draw-down is a loss experienced by the fund over a specified period. Draw-downs are measured on the basis of monthly returns only and do not reflect intra-month figures. The worst monthly percentage draw-down reflects the largest single month loss sustained since inception of investment operations.

** The worst peak-to-valley draw-down is the largest percentage decline in the NAV per unit over the history of the fund. This need not be a continuous decline, but can be a series of positive and negative returns. Worst peak-to-valley draw-down represents the greatest percentage decline from any month-end NAV per unit that occurs without such month-end NAV per unit being equaled or exceeded as of a subsequent month-end. For example, if the NAV per unit declined by $1 in each of January and February, increased by $1 in March and declined again by $2 in April, a “peak-to-valley drawdown” analysis conducted as of the end of April would consider that “drawdown” to be continuing and to be $3 in amount, whereas if the NAV per unit had increased by $2 in March, the drawdown would have ended as of the end of February at the $2 level.

	Rates of Return*
Month	2010	2011		2012
January				0.00%
February				6.07%
March				(2.82)%
April				(11.06)%
May				(8.70)%
June				0.00%
July				5.39%
August				(8.51)%
September		(3.32)	%***	(0.27)%
October		3.19%		(5.66)%
November		(5.89)%		0.29%
December		(1.75)%
Annual Rate of Return		(7.76)	%**	(23.85) %**

* The monthly rate of return is calculated by dividing the ending NAV for a given month by the ending NAV for the previous month, subtracting 1 and multiplying this number by 100 to arrive at a percentage increase or decrease.

** Not annualized.

***Partial month from September 19, 2011.

There are significant differences between the Fund and the Teucrium Sugar Fund. Most significantly, the Fund and the Teucrium Sugar Fund invest primarily in interests in different commodities, the prices of which will not move exactly in tandem. Past performance is not necessarily indicative of future results.

PERFORMANCE DATA FOR TEUCRIUM SOYBEAN FUND

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

The Teucrium Soybean Fund commenced trading and investment operations on September 19, 2011. The Teucrium Soybean Fund is listed on NYSE Arca and is neither: (i) a privately offered pool pursuant to Section 4(2) of the Securities Act of 1933, as amended; (ii) a multi-advisor pool as defined in CFTC Regulation 4.10(d)(2); or (iii) a principal-protected pool as defined in CFTC Regulation 4.10(d)(3).

Units of beneficial interest issued (from inception until November 30, 2012)	775,004
Aggregate gross sale price for units issued	$19,820,121
NAV per share as of November 30, 2012	$24.50
Pool NAV as of November 30, 2012	$6,737,695
Worst monthly percentage draw-down*	(12.36) September 2011%
Worst peak-to-valley draw-down**	(16.64) September 19, 2011 (Inception) – November 2011%

* A draw-down is a loss experienced by the fund over a specified period.  Draw-downs are measured on the basis of monthly returns only and do not reflect intra-month figures.  The worst monthly percentage draw-down reflects the largest single month loss sustained since inception of investment operations.

** The worst peak-to-valley draw-down is the largest percentage decline in the NAV per unit over the history of the fund.  This need not be a continuous decline, but can be a series of positive and negative returns. Worst peak-to-valley draw-down represents the greatest percentage decline from any month-end NAV per unit that occurs without such month-end NAV per unit being equaled or exceeded as of a subsequent month-end.  For example, if the NAV per unit declined by $1 in each of January and February, increased by $1 in March and declined again by $2 in April, a “peak-to-valley drawdown” analysis conducted as of the end of April would consider that “drawdown” to be continuing and to be $3 in amount, whereas if the NAV per unit had increased by $2 in March, the drawdown would have ended as of the end of February at the $2 level.

	Rates of Return*
Month	2010	2011		2012
January				(1.51)%
February				7.48%
March				3.98%
April				2.08%
May				(9.08)%
June				9.27%
July				9.71%
August				6.28%
September		(12.36)	%***	(6.57)%
October		2.42%		(2.33)%
November		(7.13)%		(5.62)%
December		4.89%
Annual Rate of Return		(12.56)	%**	12.08%**

* The monthly rate of return is calculated by dividing the ending NAV for a given month by the ending NAV for the previous month, subtracting 1 and multiplying this number by 100 to arrive at a percentage increase or decrease.

** Not annualized.

*** Partial month from September 19, 2011.

There are significant differences between the Fund and the Teucrium Soybean Fund. Most significantly, the Fund and the Teucrium Soybean Fund invest primarily in interests in different commodities, the prices of which will not move exactly in tandem. Past performance is not necessarily indicative of future results.

PERFORMANCE DATA FOR TEUCRIUM WHEAT FUND

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

The Teucrium Wheat Fund commenced trading and investment operations on September 19, 2011. The Teucrium Wheat Fund is listed on NYSE Arca and is neither: (i) a privately offered pool pursuant to Section 4(2) of the Securities Act of 1933, as amended; (ii) a multi-advisor pool as defined in CFTC Regulation 4.10(d)(2); or (iii) a principal-protected pool as defined in CFTC Regulation 4.10(d)(3).

Units of beneficial interest issued (from inception until November 30, 2012)	325,004
Aggregate gross sale price for units issued	$7,458,211
NAV per share as of November 30, 2012	$23.55
Pool NAV as of November 30, 2012	$2,943,301
Worst monthly percentage draw-down*	(10.20 September 2011)%
Worst peak-to-valley draw-down**	(20.36 September 19, 2011 (Inception) – May 2012)%

* A draw-down is a loss experienced by the fund over a specified period.  Draw-downs are measured on the basis of monthly returns only and do not reflect intra-month figures.  The worst monthly percentage draw-down reflects the largest single month loss sustained since inception of investment operations.

** The worst peak-to-valley draw-down is the largest percentage decline in the NAV per unit over the history of the fund.  This need not be a continuous decline, but can be a series of positive and negative returns. Worst peak-to-valley draw-down represents the greatest percentage decline from any month-end NAV per unit that occurs without such month-end NAV per unit being equaled or exceeded as of a subsequent month-end.  For example, if the NAV per unit declined by $1 in each of January and February, increased by $1 in March and declined again by $2 in April, a “peak-to-valley drawdown” analysis conducted as of the end of April would consider that “drawdown” to be continuing and to be $3 in amount, whereas if the NAV per unit had increased by $2 in March, the drawdown would have ended as of the end of February at the $2 level.

	Rates of Return*
Month	2010	2011		2012
January				(0.31)%
February				(2.38)%
March				(1.56)%
April				(4.11)%
May				(3.07)%
June				10.90%
July				10.78%
August				(0.12)%
September		(10.20)	%***	0.49%
October		3.30%		(2.20)%
November		(8.50)%		(1.92)%
December		5.37%
Annual Rate of Return		(10.56)	%**	5.32%**

* The monthly rate of return is calculated by dividing the ending NAV for a given month by the ending NAV for the previous month, subtracting 1 and multiplying this number by 100 to arrive at a percentage increase or decrease.

** Not annualized.

*** Partial month from September 19, 2011.

There are significant differences between the Fund and the Teucrium Wheat Fund. Most significantly, the Fund and the Teucrium Wheat Fund invest primarily in interests in different commodities, the prices of which will not move exactly in tandem. Past performance is not necessarily indicative of future results.

PERFORMANCE DATA FOR TEUCRIUM AGRICULTRUAL FUND

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

The Teucrium Agricultural Fund commenced trading and investment operations on March 28, 2012. The Teucrium Agricultural Fund is listed on NYSE Arca and is neither: (i) a privately offered pool pursuant to Section 4(2) of the Securities Act of 1933, as amended; (ii) a multi-advisor pool as defined in CFTC Regulation 4.10(d)(2); or (iii) a principal-protected pool as defined in CFTC Regulation 4.10(d)(3).

Units of beneficial interest issued (from inception until November 30, 2012)	350,002
Aggregate gross sale price for units issued	$17,706,678
NAV per share as of November 30, 2012	$50.93
Pool NAV as of November 30, 2012	$2,546,682
Worst monthly percentage draw-down*	(6.75) May 2012%
Worst peak-to-valley draw-down**	(10.10) March 2012 - May 2012%

* A draw-down is a loss experienced by the fund over a specified period.  Draw-downs are measured on the basis of monthly returns only and do not reflect intra-month figures.  The worst monthly percentage draw-down reflects the largest single month loss sustained since inception of investment operations.

** The worst peak-to-valley draw-down is the largest percentage decline in the NAV per unit over the history of the fund.  This need not be a continuous decline, but can be a series of positive and negative returns. Worst peak-to-valley draw-down represents the greatest percentage decline from any month-end NAV per unit that occurs without such month-end NAV per unit being equaled or exceeded as of a subsequent month-end.  For example, if the NAV per unit declined by $1 in each of January and February, increased by $1 in March and declined again by $2 in April, a “peak-to-valley drawdown” analysis conducted as of the end of April would consider that “drawdown” to be continuing and to be $3 in amount, whereas if the NAV per unit had increased by $2 in March, the drawdown would have ended as of the end of February at the $2 level.

	Rates of Return*
Month	2010	2011	2012
January
February
March			1.36	%***
April			(3.59)%
May			(6.75)%
June			8.85%
July			11.55%
August			(0.70)%
September			(2.80)%
October			(2.66)%
November			(2.00)%
December
Annual Rate of Return			1.86	%**

* The monthly rate of return is calculated by dividing the ending NAV for a given month by the ending NAV for the previous month, subtracting 1 and multiplying this number by 100 to arrive at a percentage increase or decrease.

** Not annualized.

*** Partial month from March 28, 2012.

There are significant differences between the Fund and the Teucrium Agricultural Fund. Most significantly, the Teucrium Agricultural Fund primarily invests in shares of the Teucrium Corn Fund, the Teucrium Sugar Fund, the Teucrium Soybean Fund and the Teucrium Wheat Fund, whereas the Teucrium Corn Fund directly invests in commodity interests. Past performance is not necessarily indicative of future results.